SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    March 25, 2015

CIRRUS LOGIC, INC.
(Exact name of Registrant as specified in its charter)

Delaware	0-17795	77-0024818
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

800 West Sixth Street, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:   (512) 851-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d)  On March 25, 2015, the Board of Directors of Cirrus Logic, Inc. (the “Company”) appointed Alex Davern to serve as a director to fill a vacancy created when the Board increased the number of authorized directors from seven to eight directors pursuant to section 3.2 of the Company’s bylaws. There was not and is not any arrangement or understanding between Mr. Davern and any other person pursuant to which Mr. Davern was selected to be a director. The Board has not yet determined whether to name Mr. Davern to any of its committees.

Mr. Davern will receive the standard compensation and equity awards available to other non-employee directors of the Company as described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on June 2, 2014. In particular, upon his appointment, Mr. Davern is entitled to receive equity-based compensation in the form of an option to purchase shares of our common stock, fixed on the date of grant, that has a fair market value on the date of grant equal to $225,000. The option will have a term of ten years and 25 percent will vest one year from the grant date, and the remaining options will vest 1/36th monthly thereafter until fully vested after four years. In addition, Mr. Davern, as a non-employee director, will receive a quarterly cash retainer in the amount of $11,250.  The Company also intends to enter into an indemnification agreement with Mr. Davern that is substantially similar to the form of indemnification agreement executed by other members of the Board.

Our press release announcing the election of Mr. Davern is attached as Exhibit 99.1 to this Report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Cirrus Logic, Inc. press release dated March 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CIRRUS LOGIC, INC.

Date:	March 26, 2015	By:	/s/ Gregory S. Thomas
		Name:	Gregory S. Thomas
		Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit Number	Description
99.1	Cirrus Logic, Inc. press release dated March 26, 2015